Exhibit 4.28

OPTION EXERCISE NOTIFICATION

This Option Exercise Notification (this “Notification”), dated and effective January 13, 2023, is between Grown Rogue Unlimited, LLC, an Oregon limited liability company (“GRU”), and J. Obie Strickler (“Strickler”). GRU and Strickler are referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

RECITALS

The Parties entered into an Option Agreement (“Agreement”) dated February 4, 2021 which stipulated under Sections 3, 4, and 5 of the Agreement the terms under which GRU could acquire the Subject Strickler Interest.

AGREEMENT

1. Recitals. The above recitals are incorporated as a material and contractual term of this Agreement.

2. Conditions. Consistent with Section 4 of the Agreement, GRU has received all licensing, regulatory, and governmental approvals from the State of Michigan necessary to own an equity interest in an entity that operates, a cannabis business in the State of Michigan.

3. Consideration. GRU has paid to Strickler all amounts payable, that are currently due, as required by Section 5 of the Agreement.

4. Exercise of Option. GRU hereby is exercising the Purchase Option as described in the Agreement.

GRU:	GROWN ROGUE UNLIMITED, LLC

	By:	/s/ J. Obie Strickler
	Name:	J. Obie Strickler
	Title:	Manager